Exhibit 10.1

[Form of Letter Agreement for Resource America, Inc.]

[            ], 2008

RAI Acquisition Corp.

One Crescent Drive, Suite 203

Navy Yard Corporate Center

Philadelphia, PA 19112

J.P. Morgan Securities Inc.

As Representative of the several Underwriters

277 Park Avenue, 8th Floor

New York, New York 10172

Re: Initial Public Offering of RAI Acquisition Corp.

Ladies and Gentlemen:

This letter is being delivered to you in accordance with the Underwriting Agreement dated as of [            ], 2008 (the “Underwriting Agreement”), by and between RAI Acquisition Corp., a Delaware corporation (the “Company”), and J.P. Morgan Securities Inc. (“JPMorgan”), as representative of the underwriters named in Schedule I thereto (the “Underwriters”), relating to an underwritten initial public offering (the “Initial Public Offering”) of the Company’s units (the “Units”), each consisting of one share of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), and one warrant (a “Warrant”) entitling the holder thereof to purchase one share of Common Stock.

The undersigned, Resource America, Inc., a Delaware corporation (the “Sponsor”), (i) has purchased from the Company 4,312,500 shares of Common Stock and then sold an aggregate of 150,000 of its shares of Common Stock to Walter T. Beach, R. Randle Scarborough and Joel R. Mesznik, leaving it with 4,162,500 shares of Common Stock (the “Sponsor Shares”) pursuant to a Stock Purchase Agreement dated as of December 28, 2007 and (ii) will purchase 6,000,000 Warrants (the “Sponsor Warrants”) pursuant to a Private Placement Warrant Subscription Agreement dated as of January 4, 2008. The terms of the Warrants are set forth in the Warrant Agreement dated as of [            ], 2008 (the “Warrant Agreement”), by and between the Company and American Stock Transfer & Trust Company.

In order to induce the Company and the Underwriters to enter into the Underwriting Agreement and to proceed with the Initial Public Offering, and in recognition of the benefit that such Initial Public Offering will confer upon the Sponsor as a stockholder of the Company, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Sponsor hereby agrees with the Company as follows:

1. Approval of Business Combination. The Sponsor agrees that in connection with any vote of the stockholders of the Company on a proposed Business Combination (as defined in the Company’s Amended and Restated Certificate of Incorporation in effect on the date hereof (the “Certificate of Incorporation”)) and the related amendment to the Certificate of Incorporation providing for the Company’s perpetual existence following the consummation of the Business Combination, it will vote (i) its Sponsor Shares in accordance with the majority of votes cast by the holders of shares of Common Stock included in the Units issued in the Initial Public Offering (the “IPO Shares”) and (ii) all other shares of the Company’s Common Stock that it may acquire in or following completion of the Initial Public Offering in favor of such proposed Business Combination and such amendment to the Certificate of Incorporation.

2. Waiver of Claims. The Sponsor hereby waives any and all right, title, interest or claim of any kind in or to any distributions as a result of the liquidation of the Company with respect to its Sponsor Shares. In addition, the Sponsor hereby waives any right, title, interest or claim of any kind in respect of any monies in the Trust Account (as defined in the Certificate of Incorporation) the Sponsor may have in the future as a result of, or arising out of, any contracts or agreements with the Company and will not seek recourse or make any claim against the Trust Account for any reason whatsoever; provided that the foregoing waiver shall not apply in respect of any rights or claims the Sponsor may have as a result of holding IPO Shares.

3. Execution of a Stock Escrow Agreement. The Sponsor hereby agrees to execute simultaneously with the execution of the Underwriting Agreement a stock escrow agreement among the Founders (as defined in the Underwriting Agreement), the Company and American Stock Transfer & Trust Company (the “Stock Escrow Agreement”), pursuant to which the Sponsor agrees to deposit its Sponsor Shares and its Sponsor Warrants until this end of the applicable Escrow Period (as defined below), provided, however, that at the end of the 30-day period in which the Underwriters may exercise their over-allotment option to purchase an additional 3,750,000 Units of the Company, the Company shall give the escrow agent notice with respect to the amount, if any, of the over-allotment that was exercised by the Underwriters and, upon such, for a price of $0.0035 per share, such number of Sponsor Shares as directed by the Company in writing, such that the aggregate number of shares of Common Stock held by the Founders after the Initial Public Offering will be equal to 20% of the outstanding Common Stock of the Company.

“Escrow Period” means the period ending (a) with respect to the Sponsor Shares, one year after the date of the completion of a Business Combination or earlier if, after the Business Combination, the closing price of the Common Stock equals or exceeds $14.25 per share for any 20 trading days within any 30-trading day period or the Company consummates a subsequent liquidation, merger, share exchange or other similar transaction which results in all of its stockholders having the right to exchange their shares of Common Stock for cash, securities or other property and (b) with respect to the Sponsor Warrants, on the date of completion of the Business Combination.

4. Transfer Restrictions. The Sponsor will not assign, alienate, pledge, attach, sell or otherwise transfer or encumber, or enter into an agreement to do any of the foregoing (each, a “transfer”), directly or indirectly, any Sponsor Shares or Sponsor Warrants that it currently owns, other than to a Permitted Transferee (as defined below) until the end of the applicable Escrow Period. However, if (i) during the last 17 days of the applicable Escrow Period, the Company issues material news or a material event relating to the Company occurs or (ii) before the expiration of the applicable Escrow Period, the Company announces that material news or a material event will occur during the 16-day period beginning on the last day of the applicable Escrow Period, such transfer restrictions will be extended for up to 18 days beginning on the issuance of the material news or the occurrence of the material event. Any transfers of such securities to a Permitted Transferee will be made in accordance with applicable securities laws. Any transfer of securities pursuant to this Paragraph 3 after the date hereof will be subject to the condition that the Permitted Transferee has agreed in writing to be bound by the terms of Paragraphs 1, 2 and 4 hereof and to become a party to the Stock Escrow Agreement and, if the transferred securities are Sponsor Warrants, to the Warrant Agreement.

“Permitted Transferee” means (i) the Company’s officers or directors or any affiliates or family members of any of its officers or directors; (ii) a member of an existing holder’s immediate family or a trust (the beneficiary of which is a member of the existing holder’s immediate family, an affiliate of the existing holder or a charitable organization) or a charitable organization, who in each case receives such Sponsor Shares or Sponsor Warrants as a gift; (iii) any person who receives such Sponsor Shares or Sponsor Warrants by virtue of the laws of descent and distribution upon death of the existing holder; or (iv) any person who receives such Sponsor Shares or Sponsor Warrants pursuant to a qualified domestic relations order.

5. Limitation on Compensation. (a) Neither the Sponsor nor any affiliate of the Sponsor has been or will be entitled to receive, and no such person has accepted or will accept, a finder’s fee, consulting fee or any other compensation from the Company for services rendered in any capacity to the Company prior to or in connection with the consummation of a Business Combination, other than (i) reimbursement for out-of-pocket expenses incurred in connection with activities on behalf of the Company and subject to approval of the Company’s board of directors, (ii) repayment of the loan in the amount of $100,000 made to the Company by the Sponsor for payment of offering-related and organizational expenses and (iii) pursuant to the letter agreement dated as of the date hereof, between the Company and the Sponsor, relating to the provision of administrative services to the Company.

(b) Neither the Sponsor nor any affiliate of the Sponsor will accept a finder’s fee, consulting fee or any other compensation or fees from any other entity in connection with a Business Combination, other than compensation or fees that may be received for any services provided following such Business Combination.

6. Indemnification. The Sponsor agrees to indemnify and hold harmless the Company against any and all loss, liability, claims, damage and expense whatsoever (including, but not limited to, any and all legal or other expenses reasonably incurred in investigating, preparing or defending against any litigation, whether pending or threatened, or any claim whatsoever) (collectively, “Damages”) to which the Company may become subject as a result of any claim by any (a) vendor or service provider who is owed money by the Company for services rendered (including financing) or products sold to the Company and (b) acquisition target, but in each case only to the extent (i) such vendor, service provider, or acquisition target has not executed a waiver of rights or claims to the Trust Account, and (ii) necessary to ensure that such Damages do not reduce the amount in the Trust Account (or, in the event that such claim arises after the distribution of the Trust Account, to the extent necessary to ensure that the Company’s former stockholders are not liable for any amount of such Damages). For avoidance of doubt, the foregoing indemnification obligation of the undersigned shall not apply to claims under the Company’s indemnification of the Underwriters of the offering (including, without limitation, the Underwriters) against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”).

7. Liquidation. In the case of the Company’s dissolution and liquidation, the Sponsor understands that the Company expects that all costs and expenses associated with implementing the Company’s plan of distribution as well as payments to any creditors, will be funded from amounts remaining out of the $80,000 of proceeds from the Initial Public Offering held outside the Trust Account and from up to $3,850,000 in interest income on the balance of the Trust Account that will be released to the Company to fund its working capital requirements. The Sponsor hereby agrees that if those funds are not sufficient to cover the costs and expenses of dissolution and liquidation of the Company, the Sponsor will provide the Company with up to $100,000 to pay for fees and expenses of dissolution and liquidation and will not seek repayment of such expenses.

8. Representations and Warranties. The Sponsor represents and warrants that:

(a) Except as described in the Registration Statement on Form S-1 relating to the Initial Public Offering, there are no claims, payments, arrangements, contracts, agreements or understandings relating to the payment of a brokerage commission or finder’s, consulting, origination or similar fee by the Sponsor with respect to the sale of the securities pursuant to the Underwriting Agreement or any other arrangements, agreements or understandings by the Sponsor that may affect the Underwriters’ compensation pursuant to the Underwriting Agreement;

(b) It is not subject to, or a respondent in any legal action for, any injunction, cease-and-desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction;

(c) It has never been convicted of or pleaded guilty to any crime (i) involving any fraud or (ii) relating to any financial transaction or handling of funds of another person or (iii) pertaining to any dealings in any securities and the Sponsor is not currently a defendant in any such criminal proceeding;

(d) It has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registrations denied, suspended or revoked; and

(e) It has full right and power, without violating any agreement by which it is bound, to enter into this letter agreement.

The Sponsor acknowledges and understands that the Company and the Underwriters will rely upon the agreements, representations and warranties set forth herein in proceeding with the Initial Public Offering. Nothing contained herein shall be deemed to render the Underwriters representatives of, or fiduciaries with respect to, the Company, its stockholders, or any creditor or vendor of the Company with respect to the subject matter hereof.

This letter agreement shall be binding on the Sponsor and its successors and assigns. This letter agreement shall terminate on the earlier of (i) the consummation of a Business Combination and (ii) the liquidation date; provided that such termination shall not relieve the Sponsor from liability for any breach of this letter agreement prior to its termination, and provided further that paragraphs 2 of this letter agreement shall survive a termination pursuant to clause (ii), paragraph 4 of this letter agreement shall survive until the end of the applicable Escrow Period, and paragraph 5 of this letter agreement shall survive any termination of this letter agreement.

This letter agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings (whether written or oral) between the parties relating to such subject matter. None of the parties shall be liable or bound to any other party in any manner by any representations and warranties or covenants relating to such subject matter except as specifically set forth herein.

This letter agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to the principles of conflicts of laws thereof.

No term or provision of this letter agreement may be amended, changed, waived, altered or modified except by written instrument executed and delivered by the party against whom such amendment, change, waiver, alteration or modification is to be enforced.

RESOURCE AMERICA, INC.

By:
Name:
Title:

Accepted and agreed:

RAI ACQUISITION CORP.

By:
Name:
Title:

J.P. Morgan Securities Inc.

By:
Name:
Title:

[RAI Acquisition Corp. Insider Letter for Resource America, Inc.]